Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated September 17, 2020

(to Prospectus dated September 14, 2020)

Registration No. 333-248776

September 17, 2020

QUANTA SERVICES, INC.

Pricing Supplement

Pricing Supplement dated September 17, 2020 to Preliminary Prospectus Supplement dated September 17, 2020 of Quanta Services, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	Quanta Services, Inc.

Title of Security	2.900% Senior Notes due 2030

Aggregate Principal Amount	$1,000,000,000

Maturity Date	October 1, 2030

Public Offering Price	99.663% of the principal amount, plus accrued interest, if any, from September 22, 2020

Coupon	2.900%

Yield to Maturity	2.939%

Spread to Benchmark Treasury	+225 bps

Benchmark Treasury	0.625% due August 15, 2030

Benchmark Treasury Price and Yield	99-12+ / 0.689%

Interest Payment Dates	April 1 and October 1 of each year, beginning April 1, 2021

Record Dates	March 15 and September 15

Optional Redemption	Prior to July 1, 2030, make-whole call at T + 35 bps. Par call on or after July 1, 2030

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds	$996,630,000

Net Proceeds to Issuer before Expenses	$990,130,000

Ratings*	Baa3/BBB- (Moody’s/S&P)

Trade Date	September 17, 2020

Settlement Date	September 22, 2020 (T+3). The Issuer expects that delivery of the notes will be made to investors on or about September 22, 2020, which will be the third business day following the date of pricing the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Joint Book-Running Managers	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc.

Senior Co-Managers	BBVA Securities Inc. BMO Capital Markets Corp. BNP Paribas Securities Corp. Citizens Capital Markets, Inc. MUFG Securities Americas Inc.

Co-Managers	HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN Numbers	CUSIP: 74762E AF9 ISIN: US74762EAF97

Offering Format	SEC Registered (Registration No. 333-248776)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. No report of any rating agency is incorporated by reference herein

FREE WRITING PROSPECTUS LEGEND

QUANTA SERVICES, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS QUANTA SERVICES, INC. HAS FILED WITH

THE SEC FOR MORE COMPLETE INFORMATION ABOUT QUANTA SERVICES, INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, QUANTA SERVICES, INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BOFA SECURITIES, INC., TOLL-FREE AT 1-800-294-1322 OR WELLS FARGO SECURITIES, LLC, TOLL-FREE AT 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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